Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made the 18th day of November, 2004, by and between Genetics & IVF Institute, Inc., a Virginia corporation (the “Seller”), and Commonwealth Biotechnologies, Inc., a Virginia corporation (the “Buyer”).

RECITALS:

WHEREAS, through its division, Fairfax Identity Laboratories, the Seller is in the business of providing medical and scientific laboratory services (the “Business”); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, certain assets of the Seller used in connection with the Business and to assume certain of the liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Buyer and the Seller (each, a “Party” and collectively, the “Parties”) agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounts Receivable” means all claims, choses in action, debts, receivables, accounts, royalties, advances, fees, monies, and all other rights to receive monies or other property from any and all sources which: (a) are owing to the Seller; (b) solely as a result of the operation of the Business; and (c) have not been actually received by the Seller prior to or on the Closing Date, regardless of when earned, accrued or due.

1.2 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (other than consequential or punitive damages), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

1.3 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

1.4 “Assets” has the meaning set forth in Section 2.1(a).

1.5 “Assignment and Assumption Agreement” has the meaning set forth in Section 2.6(a)(i).

1.6. “Assignment of Intellectual Property” has the meaning set forth in Section 2.6(a)(iii).

1.7 “Assumed Contracts” means the contracts to be assumed by the Buyer pursuant to the terms of this Agreement, and such contracts are specifically referenced on Schedule 1.7 hereto.

1.8 “Assumed Liabilities” has the meaning set forth in Section 2.2(a).

1.9 “Bill of Sale” has the meaning set forth in Section 2.6(a)(ii).

1.10 “Business” has the meaning set forth in the recitals to this Agreement.

1.11 “Buyer” has the meaning set forth in the preface to this Agreement.

1.12 “Buyer Closing Documents” means the Assignment and Assumption Agreement.

1.13 “Claim Notice” has the meaning set forth in Section 8.4(e).

1.14 “Closing” has the meaning set forth in Section 2.5.

1.15 “Closing Date” has the meaning set forth in Section 2.5.

1.16 “Confidential Information” means any information concerning the businesses and affairs of the Seller and its Affiliates, as the case may be, that is not generally available to the public, including all proprietary information concerning the operations of the Business.

1.17 “Deposit” has the meaning set forth in Section 2.4.

1.18 “Equipment” means all office machinery and equipment, laboratory equipment, furniture and all other items of personal property owned or leased by the Seller that specifically relate to the Business, the principal items of which are listed on Schedule 1.18 hereto.

1.19 “Excluded Assets” has the meaning set forth in Section 2.1(b).

1.20 “Excluded Liabilities” has the meaning set forth in Section 2.2(b).

1.21 “Indemnified Party” has the meaning set forth in Section 8.4(a).

1.22 “Indemnifying Party” has the meaning set forth in Section 8.4(a).

1.23 “Intellectual Property” means rights in the following Assets owned or controlled by the Seller that relate solely to the Business: (a) all trademarks, service marks, trade dress, logos, trade names, corporate names, slogans, internet domain names, telephone numbers, and all goodwill associated therewith, together with all translations, adaptations, derivations, combinations, applications, registrations, and renewals relating thereto, (b) the name “Fairfax Identity Laboratories,” (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) all customer lists, referral sources, (e) all computer software (including data and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).

1.24 “Inventory” means all materials, supplies, inventory, merchandise, and work in progress related to the Business.

1.25 “Knowledge” means actual knowledge of the officers of the Seller listed on Schedule 1.25, and shall include the results of any investigation conducted by such Persons prior to the Closing Date, but shall not be construed as imposing any obligation on such Persons to conduct any additional investigation.

1.26 “Ordinary Course of Business” means the Seller’s ordinary course of business consistent with past custom and practice.

1.27 “Party” has the meaning set forth in the preface to this Agreement.

1.28 “Permitted Encumbrances” means liens for Taxes not yet due and payable.

1.29 “Person” means any natural person, legal entity, association or other organized group of natural persons or entities, or the successors, assigns and representatives of the foregoing.

1.30 “Purchase Price” has the meaning set forth in Section 2.3.

1.31 “Schedules” has the meaning set forth in the preamble to Article 4.

1.32 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.33 “Security Interest” means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

1.34 “Seller” has the meaning set forth in the preface to this Agreement.

1.35 “Seller’s Closing Documents” means (a) the Assignment and Assumption Agreement and (b) the Bill of Sale.

1.36 “Tax” or “Taxes” means all taxes, levies, duties, assessments, fees or withholdings imposed by or payable to a Taxing Authority (including, without limitation, all interest, penalties and additions to tax) with respect thereto.

1.37 “Taxing Authority” means any governmental or regulatory organization which has the right and/or authority to impose or levy any Taxes.

1.38 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.39 “Third Party Claim” has the meaning set forth in Section 8.4(a).

1.40 “Transfer Tax” means any sales Tax, transfer Tax, recordation Tax, conveyance Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 SALE AND PURCHASE OF ASSETS.

(a) Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, effective as of the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, receive and accept from the Seller all of the assets of the Seller used in the operation of the Business, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Assets”). Without limiting the generality of the foregoing, the term “Assets” shall include the following:

(i) All Seller’s Equipment;

(ii) To the extent assignable by the Seller, all of the Seller’s rights in and to the Assumed Contracts;

(iii) To the extent assignable by the Seller, all of the Seller’s rights in the Intellectual Property;

(iv) All of the Seller’s books, records and files related to operations of the Business, including customer lists and referral sources. The Seller shall have access to these books, records and files after the Closing Date if needed by the Seller for any proper purpose, including preparation of financial statements and tax returns, responding to issues raised in a tax audit, and responding to alleged malpractice claims;

(v) All Seller’s Inventory;

(vi) To the extent assignable or transferable by the Seller, all unfulfilled contracts and purchase orders for goods and services; and

(vi) All of the goodwill of the Seller relating to the Business.

(b) Excluded Assets. The following assets of the Seller shall not be transferred to the Buyer (collectively, the “Excluded Assets”):

(i) All assets of the Seller that are not used in the operation of the Business prior to the Closing Date;

(ii) All contracts of the Seller other than the Assumed Contracts;

(iii) All Seller’s cash, cash equivalents and/or securities whether or not related to the Business;

(iv) All Seller’s Accounts Receivable related to the Business, whether or not billed as of the Closing Date;

(v) All Seller’s fixtures related to the Business; and

(vi) All leasehold interests and any other interests in real estate, including, but not limited to the lease for the Seller’s facility at 3020 Javier Road, Fairfax, Virginia 22031.

(c) Sale and Transfer of Assets. The Seller covenants that the sale and transfer of the Assets by the Seller to the Buyer as of the Closing Date shall be made free and clear of all liabilities, Security Interests, liens, claims and encumbrances, except (i) Assumed Liabilities; (ii) Permitted Encumbrances; and (iii) as otherwise specifically provided in this Agreement.

2.2 ASSUMPTION OF CERTAIN LIABILITIES BY THE BUYER.

(a) Assumed Liabilities. On the Closing Date, the Buyer shall assume and thereafter shall pay and perform, satisfy and otherwise discharge only the following liabilities and obligations that arise from the Business or the Assets (collectively, the “Assumed Liabilities”):

(i) All obligations and liabilities arising or accruing under the Assumed Contracts after the Closing Date; and

(ii) All accrued vacation time of the Seller’s employees that the Buyer chooses, in its sole and absolute discretion, to hire upon the Closing.

(b) Excluded Liabilities. Except as otherwise specifically provided in Section 2.2(a) or elsewhere in this Agreement, the Buyer shall not assume and shall in no event be liable for any liabilities, debts or obligations, whether accrued, absolute, matured, known or unknown, liquidated or unliquidated, contingent or otherwise, including without limitation:

(i) Any liabilities of the Seller for federal, state, local or foreign Taxes arising in connection with the operation of the Business;

(ii) All obligations and liabilities arising or accruing under the Assumed Contracts prior to or on the Closing Date;

(iii) Any severance liabilities in favor of any employees of the Seller;

(iv) Any liabilities and obligations relating to the Excluded Assets; and

(v) Any pension liabilities or obligations to current or former employees of the Seller.

The foregoing obligations and liabilities not assumed by the Buyer and described in this Section 2.2(b) are hereinafter collectively called the “Excluded Liabilities.”

(c) Assumed Contract Consents. To the extent that the Seller’s rights under any Assumed Contract may not be assigned without the consent of another Person which has not been obtained as of the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Assets such that the Buyer would not in effect acquire the benefit of all such rights, then, the Seller, to the extent permitted by law, shall take reasonable actions, after the Closing Date, as the Buyer’s agent, in order to obtain for the Buyer the benefits thereunder, and shall cooperate with the Buyer in any other arrangement reasonably designated by the Buyer to provide such benefits to the Buyer.

2.3 PURCHASE PRICE. Upon the Closing, the Buyer agrees to pay the following amounts to the Seller at the Closing (collectively, the “Purchase Price”):

(a) Four Hundred Thousand Dollars ($400,000) on the Closing Date in immediately available funds by federal funds wire or interbank transfer, to the bank account(s) designated by the Seller in writing to the Buyer prior to the Closing;

(b) Six Hundred Thousand Dollars ($600,000) payable pursuant to the Buyer’s promissory note in the form attached hereto as Exhibit A. Such note shall (i) be secured by a letter of credit issued by Branch Banking & Trust; (ii) not bear interest; and (iii) and be payable in equal installments on each of the first and second anniversary of the Closing Date;

(c) the Deposit; and

(d) An amount equal to the value of any work-in-process purchased by the Buyer on the Closing Date by federal funds wire or interbank transfer in immediately available funds, to the bank account(s) designated by the Seller in writing to the Buyer prior to the Closing. The Buyer and the Seller shall mutually determine such amount prior to the Closing.

2.4 ESCROW AGREEMENT. Pursuant to the terms of that certain Escrow Agreement, dated November 18, 2004, the form of which is attached as Exhibit B hereto, the Buyer has deposited One Hundred Thousand Dollars ($100,000) subject to such agreement (the “Deposit”).

2.5 ALLOCATION AND ACKNOWLEDGMENT. The Buyer and the Seller shall cooperate in good faith to mutually agree within ninety (90) days following the Closing Date to an allocation of the Purchase Price and the Assumed Liabilities. Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If an allocation is mutually agreed to, then for all Tax purposes, the Buyer and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under this Section 2.5, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The parties acknowledge that the sale of the Assets contemplated herein is intended to be a taxable transaction to the extent governed by U.S. federal income tax law.

2.6 THE CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kaufman & Canoles, P.C., 1051 East Cary Street, Richmond, Virginia 23219 commencing at 9:00 a.m., local time, on December 18th, 2004 or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

2.7 DELIVERIES AT THE CLOSING.

(a) Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver to the Buyer the following:

(i) An executed counterpart of the Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(ii) A Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(iii) The certificates and other documents required to be delivered by the Seller on or before the Closing Date pursuant to Section 7.1 hereof or any other provision of this Agreement; and

(iv) a corporate check in the amount of Four Thousand Five Hundred Dollars ($4,500) payable to the Buyer which amount represents one-half of the cost of the Buyer’s letter of credit referenced in Section 2.3(b)(i).

(b) Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

(i) The portion of the Purchase Price required to be paid or issued at the Closing (i.e., cash, note and letter of credit);

(ii) An executed counterpart of the Assignment and Assumption Agreement; and

(iii) The certificates and other documents required to be delivered by the Buyer on or before the Closing Date pursuant to Section 7.2 hereof or any other provision of this Agreement.

(c) Other Actions. On the Closing Date, the Seller and the Buyer shall take all such other steps in their reasonable control as may be necessary to fulfill the conditions to Closing set forth in Section 7.1 and 7.2 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article 3 are correct and complete as of the date of this Agreement.

3.1 ORGANIZATION AND AUTHORITY OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to enter into this Agreement and the Buyer’s Closing Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer’s Closing Documents by the Buyer, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer. This Agreement has been, and upon their execution the Buyer’s Closing Documents will be, duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Buyer’s Closing Documents will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

3.2 NO CONFLICT. Assuming all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.3 have been made or obtained, except as may result from any facts or circumstances relating solely to the Seller and/or its Affiliates, the execution, delivery and performance of this Agreement and the Buyer’s Closing Documents by the Buyer, do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Buyer, (b) conflict with or violate any law or governmental order applicable to the Buyer or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Buyer is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or by the Buyer’s Closing Documents.

3.3 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and each Buyer’s Closing Document to which it is a party by the Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any governmental authority.

3.4 LITIGATION. No claim, action, proceeding or investigation is pending or, to the Knowledge of the Buyer, threatened, which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Buyer’s Closing Documents, or seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Buyer’s Closing Documents.

3.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

3.6 FINANCING. The Buyer has and will have at the Closing sufficient funds or available borrowing capacity to permit the Buyer to consummate all the transactions contemplated hereby.

3.7 RELIANCE. In executing this Agreement, the Buyer is not relying on any statements, presentations, representations, warranties or assurances of any kind made by the Seller, its Affiliates or any other Person, other than the representations, warranties, and other provisions expressly set forth in this Agreement or any schedule or exhibit hereto or delivered herewith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, including the disclosure schedules delivered by the Seller to the Buyer on the date hereof, which constitute a part of this Agreement (collectively, the “Schedules”).

4.1. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Seller has all necessary corporate power and authority to enter into this Agreement and the Seller’s Closing Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller’s Closing Documents, the performance by Seller of their respective obligations hereunder and thereunder and the consummation by Seller and its subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Seller’s Closing Documents will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon their execution the Seller’s Closing Documents will constitute, legal, valid and binding obligations of Seller and its subsidiaries enforceable against Seller in accordance with their respective terms.

4.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the Seller’s Closing Documents by the Seller do not and will not violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws of the Seller.

4.3 INVENTORY. Schedule 4.3 sets forth a list of the Seller’s Inventory as of the Closing Date.

4.4 LITIGATION. There are no legal actions by or against the Seller or any of its Affliates related to or affecting any of the Assets or the Business pending before any governmental authority. Neither the Seller nor any of its Affliates, nor any of the Assets, is subject to any governmental order that could adversely affect the Business.

4.5 ASSETS. The Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used in or held in, and all such properties, assets and rights as are necessary in the conduct of the Business.

4.6 LABOR ISSUES. The Seller is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees employed in connection with the Business and no collective bargaining agreement is being negotiated with respect to employees.

4.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Seller’s Closing Documents based upon arrangements made by or on behalf of the Seller.

4.8 EMPLOYEES. Except as noted in Schedule 4.8 hereto, there are no written or oral contracts for employment of any Seller’s employees specifically working in the Business.

4.9 CONSENT. Anything in this Article 4 or in any other part of this Agreement to the contrary notwithstanding, the Buyer acknowledges that the following forensic contracts, entered into by the Seller, cannot be assigned to the Buyer without the prior written consent of the other party to the contract: contracts with the Florida Department of Law Enforcement, the Maryland State Police Crime Laboratory (P.G. County), the Michigan State (Police Crime Laboratory), the Suffolk County, New York, Crime Laboratory, and the Puerto Rico Institute of Forensic Sciences. The Seller will cooperate with the Buyer in attempting to secure permission for assignment. However, if one or more of the other (governmental) parties does not grant permission for assignment, the Seller shall have no financial or other obligation to the Buyer, and the Buyer shall not be relived of its obligations under this Agreement, including payment of the full Purchase Price.

ARTICLE 4A

REPRESENTATIONS AND WARRANTIES OF THE SELLER TO ITS KNOWLEDGE

The Seller represents and warrants to the Buyer that the statements contained in this Article 4A are, to its Knowledge and without any duty to investigate, correct and complete as of the date of this Agreement.

4A.1 QUALIFICATION OF THE SELLER. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business makes such licensing or qualification necessary.

4A.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the Seller’s Closing Documents by the Seller do not and will not (a) conflict with or violate (or cause an event which could reasonably be expected to have a material adverse effect as a result of) any law or governmental order applicable to the Seller or the Assets or the Business, or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Assumed Contract, or result in the creation of any encumbrance on any of the Assets, other than a Permitted Encumbrance.

4A.3 GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and each Seller’s Closing Document by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

4A.4 INVENTORY. The Seller has good and marketable title to the Inventory, free and clear of all encumbrances, other than Permitted Encumbrances.

4A.5 EQUIPMENT. The Equipment is in good operating condition, reasonable wear and tear in ordinary usage excepted.

4A.6 LITIGATION. No governmental authority has threatened any legal action against the Seller or any of its Affiliates related to or affecting any of the Assets or the Business. There are no governmental orders threatened to be imposed by any governmental authority on the Seller, any of its Affaires or any of the Assets.

4A.7 COMPLIANCE WITH LAWS. The Seller has conducted and continues to conduct the Business in accordance with all laws and governmental orders applicable to the Seller, the Assets and the Business.

4A.8 ASSUMED CONTRACTS. Each Assumed Contract (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, (ii) except as noted on Schedule 4A.8, is freely and fully assignable to the Buyer without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Seller’s Closing Documents shall continue in full force and effect without penalty or other adverse consequence. The Seller is not in breach of, or default under, any Assumed Contract nor, to the Knowledge of the Seller, is any third party in breach of, or default under, any Assumed Contract.

4A.9 ASSETS.

(a) The Seller has good and marketable title to, or in the case of licensed property have a valid license to, all of the Assets, as the case may be. None of such Assets is subject to any encumbrances, other than Permitted encumbrances.

(b) The Seller has complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Buyer. At Closing, the Seller will have transferred to the Buyer good, valid and marketable title, or to the extent applicable all right and interest, to and in each of its respective Assets, free and clear of any encumbrances, other than Permitted Encumbrances, and without causing the Buyer to incur any penalty or other adverse consequence.

4A.10 LABOR ISSUES. No work stoppage or labor strike against the Seller is pending or threatened by any of its employees employed in connection with the Business. The Seller is not threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints. The Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Buyer.

4A.11 TAXES.

(a) (i) The Seller has filed or caused to be filed all Tax Returns of the Seller which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and the Seller has paid or caused to be paid all Taxes whether or not shown to be due on such returns, in each case to the extent the Buyer or any Affiliate of the Buyer would incur liability for the Seller’s failure to file such returns or pay such Taxes, (ii) there are no outstanding tax liens that have been filed by any Tax Authority against any property or assets of the Business (other than for Taxes not yet due and payable), and (iii) no claims are being asserted in writing with respect to any Taxes relating to the Business for which the Buyer reasonably could be held liable and the Seller knows of no basis for the assertion of any such claim.

(b) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Buyer or the Business may be subject following the Closing.

4A.12 FULL DISCLOSURE. No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Termination of this Agreement or the Closing:

5.1 GENERAL. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

5.2 NOTICES AND CONSENTS. The Seller shall give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents that the Buyer reasonably may request. Each of the Parties will give any notices to, make any filings with, and use their reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies to complete the transactions contemplated hereby.

5.3 OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

5.4 PRESERVATION OF BUSINESS. The Seller will use reasonable commercial efforts to keep the Business and its properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5 FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, upon two business days notice and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of Seller relating to the Business or the Assets; provided, however, that Seller shall have no obligation to disclose or make available to Buyer any books, records, documents or other Confidential Information which discloses or contains information unrelated to the Business or the Assets. The Buyer will maintain the confidentiality of any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section 5.5.

5.6 NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any representations and warranties in Article 4 and/or Article 4A. The Buyer will give prompt written notice to the Seller of any material adverse development causing a breach of any of the Buyer’s representations and warranties in Article 3.

5.7 COOPERATION RELATED TO CONTRACT ASSIGNMENTS. The Seller shall promptly request and use its reasonable efforts to provide proper notice and/or actively assist the Buyer in connection with obtaining consent to the assignment to the Buyer of the Assumed Contracts requiring consent.

5.8 COOPERATION RELATED TO EMPLOYEES. The Seller shall use its reasonable efforts to provide the Buyer with access to the employees of the Seller that are involved in the day-to-day operation of the Business to enable the Buyer to determine which, if any, of such employees, the Buyer wish to employ.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 GENERAL. In case at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).

6.2 COVENANT NOT TO COMPETE.

(a) In partial consideration of the payment of the Purchase Price, the Seller covenants and agrees that for a period of three (3) years following the Closing Date, none of Seller or any of its Affiliates shall, directly or indirectly, (i) engage in, carry on, manage, operate, perform or control the management or operation of the Restricted Business in any portion of the territory consisting of the United States (the “Restricted Territory”), or (ii) own any equity interest in any Person that is engaged in, carries on, manages, operates, performs or controls the management or operations of any Restricted Business in the Restricted Territory.

(b) For purposes of this Section 6.2, the term “Restricted Business” means paternity or forensic test analyses.

(c) Notwithstanding Section 6.2(a), it will not constitute a breach of this Section 6.2 for the Seller or its Affiliates to: (i) acquire (including through a merger other corporate transaction), invest in or own equity interests in any Person engaged in, carrying on, managing, operating, performing or controlling the management or operation of a Restricted Business, so long as (1) Seller and its Affiliates do not own, directly or indirectly, in the aggregate in excess of 5% of the outstanding equity interests of such Person, and (2) none of Seller or any of its Affiliates, directly or indirectly, manages, operates or controls the management or operation of such Person or any Restricted Business of such Person.

(d) The Buyer and the Seller acknowledge and agree that compliance with the covenants contained in this Section 6.2 is necessary to protect the Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The Seller agrees that in the event of any breach of such covenant, the Buyer shall be entitled to preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances without the posting of any bond by the Buyer. If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against the Seller or other relevant Person upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. In the event the Seller or any of its Affiliates is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.

(e) The Seller further covenants and agrees that, without the prior written consent of the Buyer, neither the Seller nor any of its Affiliates will, for a period of one (1) year following the Closing Date, solicit for employment as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee of the Buyer employed in the Business. As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties, provided that nothing herein shall be construed to prohibit the Seller from (i) placing advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation, or (ii) responding to any unsolicited inquiry by any Buyer employee concerning employment.

6.4 TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with respect to the Business with the Buyer after the Closing as it maintained with the Seller prior to the Closing.

6.5 BULK SALES. The Buyer acknowledges that the Seller is not complying with the provisions of the bulk sales or similar laws of any and all states, and the Buyer hereby waives compliance by the Seller therewith.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1 CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date;

(b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no injunction, judgment, order, decree, ruling or charge shall be in effect which purports to prevent consummation of any of the transactions contemplated by this Agreement;

(d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in Section 7.1(a) through 7.1(c) is satisfied in all respects;

(e) the Seller shall have executed and delivered (or tendered subject to Closing) the Seller’s Closing Documents;

(f) the Seller shall have delivered resolutions of the Seller’s Board of Directors duly authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Seller’s Secretary as having been duly adopted and being in full force and effect and unmodified on the Closing Date;

(g) the Seller shall have delivered a certificate of incumbency certified by the Seller’s Secretary verifying the office and authority of the Seller’s officer(s) and any other authorized signatory at Closing;

(h) the Seller shall have delivered a legal opinion of Arent Fox LLP addressed to the Buyer and dated the Closing Date, in customary form for transactions of this type and reasonably acceptable to the Buyer; and

(i) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date;

(b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no injunction, judgment, order, decree, ruling or charge shall be in effect which purports to prevent consummation of any of the transactions contemplated by this Agreement;

(d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in Section 7.2(a) through 7.2(c) is satisfied in all respects;

(e) the Buyer shall have entered into Buyer’s Closing Documents; and

(f) the Buyer shall have delivered resolutions of the Buyer’s Board of Directors duly authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Buyer’s Secretary as having been duly adopted and being in full force and effect and unmodified on the Closing Date;

(g) the Buyer shall have delivered a certificate of incumbency certified by the Buyer’s Secretary verifying the office and authority of the Buyer’s officer(s) and any other authorized signatory at Closing;

(h) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(i) the Buyer shall have delivered to the Seller a copy of the proposed Letter of Credit (referred to in Section 2.3(b)) in the amount of $600,000 and in a form reasonably satisfactory to the Seller; such Letter of Credit shall provide that solely upon certification from the Seller to the issuing bank that the Buyer is in default, under the Promissory Note, referred to in Section 2.3(b), the bank shall be unconditionally obligated to disburse directly to the Seller the amount (not in excess of $600,000) certified by the Seller to be in default; such certification and disbursement shall not, however, deprive the Buyer, subsequent to such disbursement, of any defenses or claims the Buyer may have against the Seller relating to such Note.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8

INDEMNIFICATION

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in Article 4 and Article 4A shall survive the Closing (unless the Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period ending the date that is two years following the Closing Date. All of the representations and warranties of the Buyer contained in Article 3 shall survive the Closing (unless the Seller knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period ending the date that is two years following the Closing Date. The Buyer acknowledges that, except for the representations and warranties of the Seller specifically set forth in Article 4, Article 4A and the Schedules, the Buyer has not relied on any information provided by the Seller in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of the Seller.

8.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event the Seller breaches any representations, warranties, covenants or agreements of the Seller contained herein (including, but not limited to, the statements made by the Seller’s executive officers in the certificate referenced in Section 7.1(d) hereof), and, provided the Buyer issues a Claim Notice (as hereinafter defined) within any such survival period, then, subject to the terms hereof, the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach regardless of when the Adverse Consequences may occur.

8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches any representations, warranties, covenants or agreements of the Buyer contained herein, and provided the Seller issues a Claim Notice within any survival period, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by the breach regardless of when the Adverse Consequences may occur.

8.4 PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(d) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if the judgment or settlement is solely for money damages.

(e) A Party suffering Adverse Consequences or a Party that determines that any occurrence or claim may result in Adverse Consequences that gives or could give rise to a claim for indemnification under this Article 8 shall promptly notify each other Party thereof in writing (a “Claim Notice”) in accordance with Section 11.7. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such Party is thereby prejudiced.

8.5 LIMITATIONS ON THE SELLER’S INDEMNIFICATION LIABILITY.

(a) Threshold. The Seller shall not have any liability for an indemnification claim under this Article 8, unless and until the aggregate Adverse Consequences associated such claims exceed Five Thousand Dollars ($5,000) and then only for the amount which exceeds this threshold.

(b) Period. No indemnification shall be available after the date that is two years following the Closing Date, except in respect of Adverse Consequences relating to Claim Notices delivered prior to such date.

(c) Offset. The Buyer shall not have the right to offset either installment of the deferred Purchase Price, payable by Buyer to Seller under Section 2.3(b), with any claim against the Seller under this Article 8 or under any other provision of this Agreement. Rather, the Buyer shall be required to pay each installment on time and in full, and pursue any such claim as a separate matter.

8.6 LIMITATIONS ON THE BUYER’S INDEMNIFICATION LIABILITY.

(a) Threshold. The Buyer shall not have any liability for an indemnification claim under this Article 8, unless and until the aggregate Adverse Consequences associated with such claims exceed Five Thousand Dollars ($5,000) and then only for the amount which exceeds this threshold; except this threshold shall not apply to any failure to close and pay the Purchase Price as required hereunder or to pay the Assumed Liabilities.

(b) Period. No indemnification shall be available after the date that is two years following the Closing Date, except in respect of Adverse Consequences relating to Claim Notices delivered prior to such date.

8.7 DETERMINATION OF ADVERSE CONSEQUENCES. In determining Adverse Consequences for purposes of this Agreement, any payment to be made by any Indemnifying Party hereunder shall be reduced (but not below zero) to take into account any Tax benefit realized or reasonably expected to be realizable by the Indemnified Party arising from the incurrence of an Adverse Consequence.

8.8 EXCLUSIVE REMEDY. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy of the Buyer if and after the Closing has occurred with respect to the transactions contemplated by this Agreement.

8.9 TAX TREATMENT OF INDEMNITY PAYMENTS. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes.

ARTICLE 9

TERMINATION

9.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

(a) The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) The Buyer may terminate this Agreement (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect; or (ii) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(c) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect; or (ii) if the Closing shall not have occurred on or before December 18, 2004, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

9.2 EFFECT OF TERMINATION; SPECIFIC PERFORMANCE. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then committing willful default or willful breach); provided, however, that the confidentiality provisions contained herein shall survive termination. If any Party terminates this Agreement other than as permitted by Section 9.1, the non-breaching party would suffer irreparable damage and therefore shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

ARTICLE 10

MISCELLANEOUS

10.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that the Buyer, as a publicly traded entity, intends to issue, upon the execution of this Agreement, a Current Report on Form 8-K and a press release relating to the transactions contemplated hereby.

10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and, except as provided herein, supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto.

10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

Genetics & IV Institute, Inc.

3020 Javier Road

Fairfax, Virginia 22031

Attention: Randall Wall

               President and Chief Executive Officer

Telephone: (703) 876-3883

Facsimile: (703) 698-2060

Copies to:

Arent Fox PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036-5339

Attention:   Earl M. Colson, Esq.

Telephone: (202) 857-6205

Facsimile:   (202) 857-6395

If to the Buyer:

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Attention: Robert B. Harris, Ph.D.

                 President and Chief Executive Officer

Telephone: (804) 915-3840

Facsimile: (804) 915-3830

Copies to:

Kaufman & Canoles, P.C.

Three James Center

1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

Attention:   Bradley A. Haneberg, Esq.

Telephone: (804) 771-5790

Facsimile:   (804) 771-5777

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be made available by giving the other Parties notice in the manner herein set forth.

10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. The parties hereby agree to waive any right they may have under any applicable Federal or state law to a trial before a jury.

10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 EXPENSES. Except as provided herein regarding indemnification matters, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay the cost of any title policies or surveys it elects to obtain, and shall pay all recording costs. Without limiting the foregoing, the parties shall pro rate (as of the Closing Date), if applicable, real estate payments, and real estate and personal property taxes.

10.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:
COMMONWEALTH BIOTECHNOLOGIES, INC.
By:	/s/ Robert B. Harris
Name:	Robert B. Harris
Title:	President/CEO
Date:	11/18/04

SELLER:
GENETICS & IVF INSTITUTE, INC.
By:	/s/ Randall J. Wall
Name:	Randall J. Wall
Title:	CEO
Date:	11/18/04